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                                                                      EXHIBIT 12

                      EQUITY RESIDENTIAL PROPERTIES TRUST
     Consolidated and Combined Historical, Including Predecessor Business Earnings to Combined Fixed Charges and Preferred Distributions Ratio

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                                                                            Historical
                                                -------------------------------------------------------------------
                                                 09/30/98   09/30/97   12/31/97     12/31/96   12/31/95    12/31/94
                                                ---------  --------   ---------    ---------  ---------   ---------
                                                                         (Amounts in thousands)
REVENUES
  Rental income                                 $ 901,087  $482,980   $ 707,733    $ 454,412  $ 373,919   $ 220,727
  Fee income - outside managed                      4,204     4,364       5,697        6,749      7,030       4,739
  Interest income - investment in
   mortgage notes                                  14,405    14,821      20,366       12,819      4,862           -
  Interest and other income                        12,994     7,513      13,525        4,405      4,573       5,568
                                                ---------  --------   ---------    ---------  ---------   ---------
     Total revenues                               932,690   509,678     747,321      478,385    390,384     231,034
                                                ---------  --------   ---------    ---------  ---------   ---------
EXPENSES
  Property and maintenance                        224,457   117,681     176,075      127,172    112,186      66,534
  Real estate taxes and insurance                  88,552    48,560      69,520       44,128     37,002      23,028
  Property management                              38,278    18,765      26,793       17,512     15,213      10,249
  Property management - non-recurring                   -         -           -            -          -         879
  Fee and asset management                          3,289     2,523       3,364        3,837      3,887       2,056
  Depreciation                                    208,394   106,114     156,644       93,253     72,410      37,273
  Interest:
     Expense incurred                             170,143    82,775     121,324       81,351     78,375      37,044
     Amortization of deferred financing costs       1,962     1,810       2,523        4,242      3,444       1,930
  General and administrative                       15,598    10,037      15,064        9,857      8,129       6,053
                                                ---------  --------   ---------    ---------  ---------   ---------
     Total expenses                               750,673   388,265     571,307      381,352    330,646     185,046
                                                ---------  --------   ---------    ---------  ---------   ---------
Income before extraordinary items               $ 182,017  $121,413   $ 176,014    $  97,033  $  59,738   $  45,988
                                                =========  ========   =========    =========  =========   =========
Combined Fixed Charges and
 Preferred Distributions:
   Interest and other financing costs           $ 170,143  $ 82,775   $ 121,324    $  81,351  $  78,375   $  37,044
   Amortization of deferred financing costs         1,962     1,810       2,523        4,242      3,444       1,930
   Preferred distributions                         65,075    37,287      59,012       29,015     10,109           -
                                                ---------  --------   ---------    ---------  ---------   ---------
Total Combined Fixed Charges
   and Preferred Distributions                  $ 237,180  $121,872   $ 182,859    $ 114,608  $  91,928   $  38,974
                                                =========  ========   =========    =========  =========   =========
Earnings before combined fixed charges
   and preferred distributions                  $ 354,122  $205,998   $ 299,861    $ 182,626  $ 141,557   $  84,962
                                                =========  ========   =========    =========  =========   =========
Funds from operations before combined fixed
   charges and preferred distributions          $ 562,516  $312,112   $ 456,505    $ 275,879  $ 213,967   $ 122,235
                                                =========  ========   =========    =========  =========   =========
Ratio of earnings before combined fixed
    charges and preferred distributions to
    combined fixed charges and preferred
    distributions                                    1.49      1.69        1.64         1.59       1.54        2.18
                                                =========  ========   =========    =========  =========   =========
Ratio of funds from operations before
    combined fixed charges and preferred
    distributions to combined fixed
    charges and preferred distributions              2.37      2.56        2.50         2.41       2.33        3.14
                                                =========  ========   =========    =========  =========   =========
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